SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT

   PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported) July 18, 1998




                          FINANCIAL BANCORP, INC.
           (Exact name of registrant as specified in its charter)


    Delaware                     0-18126                    06-1391814
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 (State or other               (Commission              (IRS Employer
 jurisdiction of               File Number)             Identification No.)
 incorporation)

 42-25 Queens Boulevard
 Long Island City, New York                                   11104
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 (Address of principal                                       (Zip Code)
   executive offices)



                                (718) 729-5002
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         (Registrant's telephone number, including area code)


                                Not Applicable
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         (Former name or former address, if changed since last report)





 ITEM 5.  OTHER EVENTS.

           On July 18, 1998, Financial Bancorp, Inc., a Delaware corporation ("Financial Bancorp"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Dime Community Bancshares, Inc., a Delaware corporation ("Dime Community"), pursuant to which Financial Bancorp will be merged with and into Dime Community (the "Merger"). The Merger Agreement is filed herewith as Exhibit 2.1 and is incorporated by reference herein. The Merger is intended to constitute a tax-free reorganization for federal income tax purposes. Immediately following the consummation of the Merger, Financial Federal Savings Bank, a federal savings bank and a subsidiary of Financial Bancorp, will merge with and into The Dime Community Savings Bank of Williamsburgh, a federal savings bank and a wholly-owned subsidiary of Dime Community.

           In accordance with the terms of the Merger Agreement, each share of Financial Bancorp common stock, par value $.01 per share ("Bancorp Common Stock"), outstanding immediately prior to the effective time of the Merger will (subject to certain exceptions) be converted into the right to receive, at the election of the holder thereof (subject to the allocation and proration provisions of the Merger Agreement), either cash or shares of the common stock of Dime Community, par value $0.01 per share ("Dime Community Common Stock"), having a value of $40.50 per share, subject to adjustments (the "Per Share Consideration"). The election, allocation and proration provisions of the Merger Agreement are designed to ensure that approximately 50% of the shares of Bancorp Common Stock will be exchanged for Dime Community Common Stock and approximately 50% of the shares of Bancorp Common Stock will be exchanged for cash. The Per Share Consideration will be valued at $40.50 (regardless of whether a holder elects to receive cash or stock) if the average per share price for Dime Community Common Stock over a pre-closing pricing period (the "Average Closing Price") is between $22.95 and $31.05. If the Average Closing Price of Dime Community Common Stock is less than $22.95, the value of the Per Share Consideration payable to Financial Bancorp stockholders, whether in cash or stock, will decrease. Conversely, if the Average Closing Price of Dime Community Common Stock is greater than $31.05, the value of the Per Share Consideration payable to Financial Bancorp stockholders, whether in cash or stock, will increase.

           Financial Bancorp has the right to terminate the Merger Agreement if the Average Closing Price of Dime Community Common Stock is less than or equal to $20.25 per share, unless Dime Community elects to increase the amount of cash and/or stock payable in the Merger so that Financial Bancorp stockholders receive Per Share Consideration of at least $38.12 per share.

           Pursuant to the Merger Agreement, Financial Bancorp may pay a special one-time dividend of up to $1.00 per share prior to the closing of the Merger if it is able to dispose of certain real estate assets at certain values.

           Consummation of the Merger is subject to various conditions, including the approval of the stockholders of Financial Bancorp and the receipt of all requisite regulatory approvals.

           In connection with the Merger Agreement, Financial Bancorp and Dime Community entered into a Stock Option Agreement dated July 18, 1998 (the "Option Agreement"), pursuant to which Financial Bancorp granted Dime Community an option to purchase, under certain circumstances, up to 339,627 shares of Bancorp Common Stock at a price, subject to certain adjustments, of $32.00 per share (the "Option"). The Option will become exercisable only upon the occurrence of certain events, none of which has occurred as of the date hereof. The Option Agreement provides that the total value that Dime Community may realize through the Option may not exceed $4.0 million. The Option was granted by Financial Bancorp as a condition to Dime Community's entering into the Merger Agreement. The Option Agreement is filed herewith as Exhibit 99.1 and is incorporated by reference herein. The Merger Agreement also provides for a termination fee of $1.0 million payable to Dime Community under certain circumstances similar to those which would cause the Option to become exercisable.

           The joint press release issued by Financial Bancorp and Dime Community with respect to the Merger is filed herewith as Exhibit 99.2.


 ITEM 7.  FINANCIAL STATEMENT AND EXHIBITS.

 (c)  Exhibits

           2.1 Agreement and Plan of Merger by and between Financial Bancorp, Inc. and Dime Community Bancshares, Inc. dated as of July 18, 1998.

           99.1 Stock Option Agreement, dated July 18, 1998, between Financial Bancorp, Inc. and Dime Community Bancshares, Inc.

           99.2 Press Release issued by Financial Bancorp, Inc. and Dime Community Bancshares, Inc. on July 20, 1998.


                                 SIGNATURE


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

 Dated: July 23, 1998


                          FINANCIAL BANCORP, INC.


                          By: /s/ Frank S. Latawiec
                             -------------------------
                              Name:  Frank S. Latawiec
                              Title: President and CEO







                               EXHIBIT INDEX



 Exhibit
 Number              Description
--------             -----------
 2.1                 Agreement and Plan of Merger by and between Financial
                     Bancorp, Inc. and Dime Community Bancshares, Inc., dated as of July 18, 1998.

 99.1 Stock Option Agreement, dated July 18, 1998, between Financial Bancorp, Inc. and Dime Community Bancshares, Inc.

 99.2 Press Release issued by Financial Bancorp, Inc. and Dime Community Bancshares, Inc. on July 20, 1998.